Exhibit 99.1

FOR IMMEDIATE RELEASE

BEACON ENERGY HOLDINGS

ANNOUNCES PRESIDENT’S RESIGNATION

CRANFORD, N.J, March 4, 2009  – Beacon Energy Holdings, Inc. (OTC Bulletin Board: BCOE), an emerging producer and investor in the developing biodiesel sector, today announced the resignation of its President and Chief Executive Officer, Dylan K. Remley, effective February 26, 2008.

Mr. Remley had been with the Company since its inception in September 2006.  He indicated in his resignation a desire to work closer to his home in Connecticut and to spend more time with his family.

Beacon Chairman Carlos E. Agüero said, “Dylan has been an important part of the Company and we appreciate and thank him for his contributions.  We wish him well in his future endeavors.”

About Beacon Energy Holdings, Inc.

Beacon Energy Holdings, Inc. (OTCBB: BCOE) is engaged in the production and marketing of biodiesel. Beacon’s biodiesel efforts are centered on the utilization and processing of lower grade feedstocks, primarily animal fats such as beef tallow, choice white grease and poultry fat. Since its formation in 2006, Beacon has successfully completed strategic investments in three companies dedicated to the production of biodiesel and one company dedicated to the collection of low cost waste products that may serve as the raw materials for biodiesel. The facilities in which Beacon has invested currently have the capacity to produce more than 15 million gallons of biodiesel per year. Approximately 36% of Beacon’s stock is owned by Metalico, Inc. (AMEX: MEA - News), a rapidly growing holding company that is a leading recycler of ferrous and non-ferrous metals and fabricator of lead products.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The Statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

Contact:

Beacon Energy Holdings, Inc.
Carlos E. Agüero, 908-497-9990

Source: Beacon Energy Holdings, Inc.